Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-146824) and related Prospectus of Patrick Industries, Inc. for the registration of 954,993 shares of its common stock and to the incorporation by reference therein of our report dated March 28, 2008, with respect to the consolidated financial statements of Patrick Industries, Inc. included in its Annual Report (Forms 10-K and 10-K/A) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Grand Rapids, Michigan

May 29, 2008